Exhibit 99.1
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
AUGUST 22, 2008

CONTACTS:
JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232 marc.rowland@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES EXPIRATION AND
FINAL RESULTS OF CONSENT SOLICITATION WITH RESPECT TO
CERTAIN OF ITS SENIOR NOTES

OKLAHOMA CITY, OKLAHOMA, AUGUST 22, 2008 – Chesapeake Energy Corporation (NYSE: CHK) (the "Company") today announced the expiration and final results of its previously announced consent solicitation from holders of the notes identified below to adopt a proposed amendment to each of the indentures governing the notes.  The Company's consent solicitation related to the following series of its outstanding senior notes (the "Notes"):

Series	Principal Amount Outstanding
7.50% Senior Notes due 2013	$363,823,000
7.50% Senior Notes due 2014	$300,000,000
7.00% Senior Notes due 2014	$300,000,000
6.375% Senior Notes due 2015	$600,000,000
6.875% Senior Notes due 2016	$670,437,000

The consent solicitation expired at 5:00 p.m., New York City time, on August 22, 2008.  As of the expiration of the consent solicitation, the Company had received consents from holders of a majority in principal amount of each series of Notes, representing, in each case, a percentage sufficient to amend the indentures governing the Notes as described in the consent solicitation statement dated August 13, 2008.

The Company will pay to each holder of the Notes who delivered (and did not revoke) a valid consent prior to the expiration of the consent solicitation a cash consent fee of $3.75 for each $1,000 in principal amount of Notes in respect of which such consent was delivered.

The amendment to each indenture will become effective following the execution of a supplemental indenture and the payment of the consent fee identified above, which is expected to occur promptly.

Banc of America Securities LLC acted as the exclusive solicitation agent for the consent solicitation.

Chesapeake Energy Corporation is the largest producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Fort Worth Barnett Shale, Fayetteville Shale, Haynesville Shale, Mid-Continent, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and Ark-La-Tex regions of the United States. Further information is available at www.chk.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our current expectations or forecasts of future events.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this press release, and we undertake no obligation to update this information.